Exhibit 99.1

World Headquarters 15350 Vickery Drive Houston, TX 77032 Elijio Serrano Chief Financial Officer 281-618-3665 NEWS RELEASE
FOR IMMEDIATE RELEASE
Monday August 29, 2005
EGL, Inc. Announces Modified “Dutch Auction” Self-Tender
Offer For Up To 9,615,000 Shares Of Its Common Stock
HOUSTON, Aug. 29 /PRNewswire-FirstCall/ — EGL, Inc. (Nasdaq: EAGL) today announced that its Board of Directors has authorized a modified “Dutch Auction” self-tender offer to purchase up to 9,615,000 shares (up to $250 million) of its common stock, representing approximately 20% of its approximately 47.2 million outstanding shares as of August 24, 2005. The tender offer will commence on Tuesday, August 30, 2005 and will expire at 5:00 p.m., New York City time, on Wednesday, September 28, 2005, unless extended by the Company.
In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price not less than $22.50 per share or more than $26.00 per share, net to the seller in cash, without interest. The high end of the price range represents approximately a 15% premium to the August 29, 2005 closing sales price of $22.63 per share. EGL has obtained commitments from Bank of America and its affiliates for additional borrowings to finance the purchase of the shares.
James R. Crane, the Company’s CEO, Chairman of the Board of Directors and largest stockholder, has informed the Company that he does not intend to tender shares pursuant to the tender offer and the Company’s other directors and executive officers also have advised that they do not intend to tender any shares in the tender offer.
“We believe our own stock represents an attractive investment opportunity, so we are investing in our future to enhance shareholder value. We also believe that a tender offer provides an efficient way for shareholders to sell all or a portion of their shares as compared to market transactions. Our financial position remains solid, giving us the financial flexibility to support the levels of growth that we have been experiencing. As our business model does not require significant capital investments, we are taking this opportunity to leverage our financial position by initiating this repurchase program,” said EGL, Inc.’s Chief Executive Officer, James R. Crane.
Based on the number of shares tendered and the prices specified by the tendering shareholders, EGL will determine the lowest per share price within the range that will enable it to buy up to 9,615,000 shares, or such lesser number of shares as are properly tendered. If more than 9,615,000 shares are properly tendered at or below the determined price per share, EGL will purchase shares tendered by such shareholders, at the determined price per share, on a pro rata basis, as is specified in the offer to purchase relating to the tender offer that will be distributed to shareholders. All shares purchased by EGL will be purchased at the same price, even if shareholders selected a lower price; however, EGL will not purchase any shares tendered above the determined purchase price. The tender offer will not be contingent upon any minimum number of shares being tendered. The tender offer will be subject to a number of other terms and conditions, as specified in the offer to purchase.
Banc of America Securities LLC (1-888-583-8900, ext. 8502) will serve as the dealer manager for the offer. Morrow & Co., Inc. (1-800-607-0088) will serve as the information agent for the offer.

EGL’s board of directors has approved the tender offer. However, neither the Company nor its board of directors nor the dealer manager or information agent make any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered.
This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to shareholders promptly. Shareholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by EGL with the U.S. Securities and Exchange Commission at the commission’s website at http://www.sec.gov . Shareholders also may obtain a copy of these documents, without charge, from Morrow & Co., Inc., the information agent for the tender offer, toll free at 1-800-607-0088. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2004 revenues exceeding $2.7 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

CAUTIONARY STATEMENTS
The statements in this press release regarding the tender offer, shareholder value, investment opportunity, the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties including, but not limited to, response to tender offer, market conditions, satisfaction of closing conditions, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, ability to manage and continue growth, competition, ability to renegotiate customer contracts and other factors detailed in the Company’s 2004 Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.